Contact:
Phyllis Knight
Executive Vice President and CFO
(248) 614-8200
Acquisition of Champion Enterprises is Completed
Investor Group Injects $50 Million in New Capital to Support the Company
TROY, Mich., March 19, 2010 — Champion Enterprises Holdings, LLC today announced that it has completed the acquisition of the domestic and international operations of Champion Enterprises, Inc. out of bankruptcy. In connection with the transaction, an investor group consisting of affiliates of Centerbridge Partners, L.P., MAK Capital Fund LP and Sankaty Advisors, LLC invested $50 million in new capital to support the operations and growth initiatives of the newly created company. The new company emerges recapitalized and with a substantially deleveraged balance sheet consisting of $40 million of term debt along with the assumption of certain operating liabilities.
“The completion of this transaction is a significant step forward for Champion and represents very positive news for our customers, employees and other business partners,” said William C. Griffiths, President and Chief Executive Officer of Champion Enterprises Holdings, LLC. “The infusion of new capital will allow us to fund growth initiatives as the housing markets begin to recover, and is particularly well timed in light of the upcoming spring selling season.”
Michael Bevacqua, Managing Director of Sankaty Advisors, LLC, stated: “The investor group is excited about the prospects for the new Champion and we look forward to working with the company as it executes its immediate priorities for the business — providing much needed financing and marketing support for our dealer base and improving upon our already strong market position in the manufactured housing industry.”
David Trucano, Managing Director of Centerbridge Partners, L.P. added: “We would like to thank the management team and employees of Champion for their efforts throughout the sale process. With a recapitalized balance sheet and a highly regarded management team to lead our efforts, we believe that the new Champion is now better positioned than ever to succeed by meeting the needs of its diversified customer base.”

Acquisition of Champion Enterprises is Completed; Investor Group Injects $50 Million in New Capital to Support the Company

About Champion
Troy, Michigan-based Champion Enterprises Holdings, LLC is a leader in factory-built construction which through its operating subsidiaries manufactures products at 27 facilities in North America and the United Kingdom and distributes its products through independent retailers, builders and developers. The Champion family of builders produces manufactured and modular homes, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.
About Centerbridge
Centerbridge Partners was established in 2006 and currently has approximately $11 billion in assets under management investing across multiple strategies including private equity and distressed credit. The firm is dedicated to partnering with world class management teams to invest throughout a company’s capital structure and to employ various strategies to help companies achieve their operating and financial objectives. Centerbridge’s limited partners include many of the world’s most prominent financial institutions, university endowments, pension and sovereign wealth funds, and charitable trusts.
About MAK Capital
MAK Capital, one of the top performing asset managers over the past decade, focuses on contrarian opportunities in the financial markets. MAK invests with a long term perspective across a variety of asset classes, including distressed debt and equities.
About Sankaty Advisors
Sankaty Advisors, LLC, the credit affiliate of Bain Capital, LLC, is one of the nation’s leading private managers of fixed income and credit instruments. With approximately $20 billion in committed assets under management, Sankaty invests in a wide variety of securities and investments, including leveraged loans, high-yield bonds, distressed/stressed debt, mezzanine debt, structured products and equities.
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